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                                                                    EXHIBIT 99.1
GroupMAC(TM)
     8 Greenway Plaza, Suite 1500
     Houston, Texas   77046
     (888) 626-4984

FOR FURTHER INFORMATION                                          MAK-9909

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
AT THE COMPANY:                   AT THE FINANCIAL RELATIONS BOARD:
DARREN MILLER, CFO                NORHA LEE            JACK COTTO          BOB SCHWALLER
RUSSELL K. BAY, VICE PRESIDENT    GENERAL INQUIRIES    ANALYST INQUIRIES   MEDIA INQUIRIES
(888) 626-4984                    (312) 640-6689       (312) 640-6755      (972) 830-2295
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FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 5, 1999

                  GROUPMAC POSTS 150% INCREASE IN NET EARNINGS

HIGHLIGHTS:

 . SAME STORE REVENUES INCREASED 26%

 . FIRST-QUARTER REVENUE ROSE 183% TO $302.8 MILLION

 . FIRST-QUARTER OPERATING INCOME INCREASED 255% TO $16.2 MILLION

 . OPERATING MARGIN IMPROVEMENT OF 110 BASIS POINTS

 . DILUTED EPS INCREASED 60% TO $0.16 PER SHARE

HOUSTON, MAY 5, 1999 -- GROUP MAINTENANCE AMERICA CORP. (NYSE: MAK), a leading national provider of mechanical and electrical services, today announced that strong internal growth, continued improvement in operating margins, and the effect of acquisitions drove revenues and net income for the quarter ended March 31, 1999 to record levels.

SOLID FIRST QUARTER RESULTS

Revenue for the first quarter of 1999 jumped 183 percent to $302.8 million from $107.1 million for the first quarter of 1998. Operating income for the quarter rose 255 percent to $16.2 million from $4.6 million for the same quarter a year ago. Operating margins improved by 110 basis points due to improvements at the field operations level, cost savings related to supplier agreements and leverage of corporate overhead. On a same-store basis, revenues and operating income for the quarter were up 26 percent and 33 percent, respectively. Net income increased by 150 percent to $5.7 million or $0.16 per diluted share, compared with net income of $2.3 million, or $0.10 per diluted share, for the same period a year ago.

FOCUS ON INCREASING MARKET SHARE AND SHAREHOLDER VALUE CONTINUES

Commenting on the results for the first quarter J. Patrick Millinor, Jr., chief executive officer, stated, "During the quarter we made significant progress by adding $150 million of annual
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revenue through the acquisition of three platform companies, most of which comes from the strategic California market. In addition, our companies continue to post significant internal growth rates, with same-store revenues up 26 percent, making this the fourth consecutive quarter of double-digit internal growth. Our operating strategy continues to attract successful companies to GroupMAC, our pipeline of acquisition candidates is full, and we are confident that this trend will continue as acquisition prices remain attractive.

"We are pleased to note that, in addition to our 183 percent revenue growth, our operating margin improved more than one percentage point over the first quarter of 1998. As we continue to focus more on maintenance, repair and replacement work, we expect that operating margins will improve further. The ongoing effort to focus our business mix to higher margin work is a key element of our strategic plan.

"Additionally, in order to enhance top line growth and drive internal growth, we are focused on targeting and developing strategic relationships with national accounts and utilities, strengthening our ability to offer our customers bundled services under one roof, while enhancing shareholder value. In closing, we are delighted to report these exceptional financial results, which continue to build on growth rates established throughout 1998. We look forward to giving our shareholders additional exciting announcements as the year unfolds," concluded Millinor.

Group Maintenance America Corp. is a leader in the $120+ billion market of providing mechanical and electrical services to commercial/industrial and residential customers nationwide. Headquartered in Houston, Texas, the company currently has operations in 58 cities in 26 states throughout the United States and has annual revenues of approximately $1.3 billion.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially from those set forth in the statements. Factors that could cause the company's results to differ materially from current expectations are listed under Item 7 of the company's Form 10-K/A for the year ended December 31, 1998.

 ADDITIONAL GROUPMAC INFORMATION AND PRESS RELEASES ARE AVAILABLE ON GROUPMAC'S
                      WEBSITE AT http://www.groupmac.com.
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                        GROUP MAINTENANCE AMERICA CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ in thousands, except per share data)
                                  (Unaudited)

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
                                                            THREE MONTHS ENDED
                                                                  MARCH 31,
                                             -----------------------------------------------
                                                 1999         %          1998           %
                                             --------     -------      -------      --------
Revenues                                     $302,765       100.0%     $107,092       100.0%
Cost of Services                              244,018        80.6%       82,706        77.2%
                                             --------                  --------
  Gross Profit                                 58,747        19.4%       24,386        22.8%
SG&A                                           39,707        13.1%       18,994        17.7%
Goodwill Amortization                           2,806         0.9%          821         0.8%
                                             --------                  --------
  Income from operations                       16,234         5.4%        4,571         4.3%
Other Income (Expense):
  Interest expense, net                        (5,714)       -1.9%         (229)       -0.2%
  Other                                           155         0.1%           (5)        0.0%
                                             --------                  --------
Income Before Taxes                            10,675         3.5%        4,337         4.0%
Income Taxes                                    4,996         1.7%        2,065         1.9%
                                             --------                  --------
Net Income                                   $  5,679         1.9%     $  2,272         2.1%
                                             ========                  ========
Earnings Per Share
--Basic                                      $   0.16                  $   0.10
--Diluted                                    $   0.16                  $   0.10

Weighted Average Shares
--Basic                                        34,914                    23,141
--Diluted                                      35,265                    23,495

EBITDA                                       $ 22,095         7.3%     $  6,616         6.2%

SELECTED BALANCE SHEET DATA:
  Working Capital                            $130,278                  $ 32,723
  Goodwill                                    449,071                   139,789
  Total Assets                                813,741                   267,143
  Long-term Debt                              287,650                    22,133
  Shareholders' Equity                        348,471                   168,560
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